Exhibit 99.1

For Immediate Release

Contact:

Dan Coccoluto	Sharon Barclay
Omtool, Ltd.	Blanc and Otus
Chief Financial Officer	Investor Relations
603-898-8900, ext. 1446	617-451-6070 x203
coccoluto@omtool.com	sbarclay@blancandotus.com

OMTOOL REPORTS FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

Ongoing investment in sales and marketing helps AccuRoute claim 50% of the company’s software license revenue for year ended December 31, 2005

SALEM, N.H., February 7 , 2006 – Omtool, Ltd. (NASDAQ: OMTL), a leading provider of document routing products and services, today reported results of operations for the fourth quarter and year ended December 31, 2005. Total revenue for the quarter was approximately $3.7 million compared with revenue of approximately $3.9 million for the fourth quarter of 2004, representing a 6% decrease.  Software license revenue from Omtool’s AccuRoute product accounted for 57% of software license revenue for the quarter ended December 31, 2005 as compared to 44% for the same time period in the previous year.

For the 12-month periods ended December 31, 2005 and 2004, total revenue was $14.3 million and $14.8 million, respectively, representing a decrease of 3%.  Software license revenue from Omtool’s AccuRoute product increased by 36% for the 12 months ended December 31, 2005 as compared to the same period in 2004 and represented 50% of overall software license revenue for the year ended 2005 as compared to 38% for the same period in 2004.

On the strength of AccuRoute sales, total software license revenue increased by 5% during the 12 months of 2005 as compared to the 2004 fiscal year despite continued decreases in fax software license revenue of approximately 10%.  Additionally, fiscal year 2005 hardware revenue decreased by approximately 15% and fax-related maintenance decreased by approximately 19% compared to the previous year.

“While we continued to grow our AccuRoute product line and while AccuRoute now represents 50% of our software license revenue, we continued to face a decline in our fax business,” said Robert L. Voelk, Omtool’s chairman, president, and chief executive officer.  “During the fourth quarter of 2005, we dramatically increased our sales and marketing spending, as called for in our strategic plan.  As expected, these investments in sales and marketing had no material impact on our revenue in 2005.  However, we do anticipate we will start seeing the impact of these investments in growing our business during 2006.”

“As expected, 2005 was a near break-even year.  During 2006, we will continue our campaign to expand the market for our AccuRoute product through sales, marketing and business development investments.  In fiscal year 2005, we expanded our presence and penetration of the legal vertical market through the development of reference accounts and by proving AccuRoute’s viability.  In parallel, we built a firm base upon which to launch AccuRoute in the financial services marketplace.  In the legal vertical market, we achieved a significant milestone when we licensed AccuRoute to over 110 law firms.  By the end of 2005, our law firm customers included almost 30% of the top 100 U.S. law firms.  In 2006, we will continue our focus on the legal vertical market while we expand into new vertical markets and further develop partner relationships.”

Operating expenses for the quarter ended December 31, 2005 were approximately $2.8 million as compared to approximately $2.2 million for the quarter ended December 31, 2004.  Consistent with the guidance provided in 2005, Omtool continues to implement its strategic plan to increase market penetration of its AccuRoute product in the legal vertical market, while also expanding its focus to encompass the financial services and healthcare markets.  As a result of these strategic initiatives, sales and marketing expenses for the quarter ended December 31, 2005 were 50% higher than for the quarter ended December 31, 2004.  Net loss for the quarter ended December 31, 2005 was approximately $(120,000) or $(0.03) per share, on a basic and diluted basis, as compared to a net profit of approximately $548,000 or $0.14 per share, on a basic and diluted basis for the same quarter of 2004.  Omtool plans to continue its expansion into the financial services and healthcare markets in 2006, while also strengthening its partner and channel relationships as an additional means to increase AccuRoute sales.

Operating expenses for the 12 months ended December 31, 2005 increased by $1.7 million, or 20%, as compared to the 2004 fiscal year, led primarily by planned increases in sales and marketing expenses and Sarbanes-Oxley compliance related expenses.  For fiscal year 2005, Omtool recorded a net loss of approximately $(310,000) or $(0.08) per basic share and diluted share, as compared to net income of approximately $1.6 million or $0.41 per fully diluted share and $0.42 per basic share for the 2004 fiscal year.

In lieu of holding a quarterly earnings conference call, Omtool is providing the following summary and additional guidance:

•                  AccuRoute continues to represent an increasing percentage of overall software license revenue and now represents 50% of software license revenue.

•                  Based on the strength of Omtool’s AccuRoute sales, revenue derived from software licenses during the fourth quarter of 2005 was the highest of any quarter in the last four years and was 5% higher in fiscal year 2005 than it was in fiscal year 2004.  Omtool achieved this increase in software license revenue despite suffering a decline of approximately 10% in its fax software license revenue in 2005 as compared to 2004.

•                  For the year ended December 31, 2005, Omtool increased its investment in sales and marketing.  As communicated in previous guidance, the company did not anticipate these investments would have a material impact on revenue in 2005.  During 2006, Omtool will continue – in fact accelerate – its investment in sales and marketing.  Omtool expects to start seeing the impact of these investments during 2006.

•                  In both U.S. and Europe, during 2006, Omtool will focus its AccuRoute sales in the financial services, healthcare and legal vertical markets through direct sales efforts in parallel with expanding its partner focus.

•                  Omtool’s primary focus is to further penetrate vertical and geographic markets through sales and marketing investments.  To achieve quarterly profitability with these investments, it will require an overall increase in revenue.  The company expects revenue to increase gradually during 2006.

About Omtool, Ltd.:

Omtool, Ltd. is a leading provider of document routing products and services that enable organizations to manage the capture, process and delivery into electronic information systems of “mixed-mode” documents containing both paper and electronic documents.  Omtool’s enterprise-level products are used by organizations worldwide whose business processes frequently include paper-based documents and/or stringent compliance requirements that include secure handling, storage, integration and tracking of a variety of documents into corporate systems.  Omtool’s flagship product, AccuRoute, is a document capture, conversion and distribution platform that makes it easy to centralize valuable company information and distribute it to multiple systems simultaneously, all from users’ desktops.  Based in Salem, N.H., with offices in the United Kingdom, Omtool can be contacted at 800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding Omtool’s future financial and operating performance; customer interest in Omtool’s Genifax™ and AccuRoute® products; long-term sales strategy; distribution channels; and the future plans of Omtool’s management.  These forward-looking statements are neither promises nor guarantees, and are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in these forward-looking statements, including but not limited to, risks associated with the introduction of new product offerings, including the AccuRoute, Genidocs™ and Genifax software products; the success of Omtool’s channel sales strategies; business partner strategies and new sales and marketing efforts; Omtool’s investments in vertical markets, including legal, financial services and healthcare; the continuation of market demand for fax-based software solutions; fluctuations in quarterly results of operations; Omtool’s upcoming headquarters relocation; changes in the regulatory environment; dependence on continuing growth in the number of organizations implementing secure electronic document exchange; competition; product enhancements; product concentration; declines in Omtool’s legacy fax business; seasonality; international sales; our ability to manage expansion; and those other risk factors described in Omtool’s periodic reports and registration statements as filed with the Securities and Exchange Commission, including Omtool’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2005 and Omtool’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2005, July 28, 2005 and November 14, 2005.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follow.

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Statements of Operations

(in Thousands except Per Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited)	2005	2004	2005	2004
Revenue:
Software license	$1,399	1,190	$4,732	$4,505
Hardware	563	865	2,705	3,177
Service and other	1,737	1,891	6,859	7,108
Total revenue	3,699	3,946	14,296	14,790
Cost of revenue:
Software license	41	44	154	196
Hardware	333	551	1,694	1,944
Service and other	700	676	2,782	2,743
Total cost of revenue	1,074	1,271	4,630	4,883
Gross profit	2,625	2,675	9,666	9,907
Operating expenses:
Sales and marketing	1,584	1,055	5,256	4,100
Research and development	622	506	2,239	1,937
General and administrative	599	618	2,672	2,417
Total operating expenses	2,805	2,179	10,167	8,454
Income (loss) from operations	(180)	496	(501)	1,453
Interest and other income	48	35	186	140
Income (loss) before tax benefit	(132)	531	(315)	1,593
Tax benefit	(12)	(17)	(5)	(7)
Net income (loss)	$(120)	$548	$(310)	$1,600

Net income (loss) per share
Basic	$(0.03)	$0.14	$(0.08)	$0.42
Diluted	$(0.03)	$0.14	$(0.08)	$0.41

Weighted average number of common shares outstanding
Basic	3,962	3,851	3,924	3,765
Diluted	3,962	4,028	3,924	3,946

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Balance Sheets

(in Thousands)	December 31, 2005	December 31, 2004
	(Unaudited)
Assets:
Cash and cash equivalents	$10,472	$10,655
Accounts receivable, net	1,619	1,803
Inventory	58	138
Prepaids and other	333	279
	12,482	12,875
Property and equipment, net	175	213
Other assets	12	12
	$12,669	$13,100
Liabilities and stockholders’ equity:
Accounts payable	$905	$850
Accrued expenses	1,223	1,258
Accrued state sales tax	291	700
Deferred revenue	3,818	3,661
	6,237	6,469
Stockholders’ equity	6,432	6,631
	$12,669	$13,100